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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE


Contacts:    Lisa Garber                        Kathleen Bela
             Corporate Communications           Investor Relations
             Lam Research Corporation           Lam Research Corporation
             Phone:   510/572-4538              Phone:   510/572-4566
             Fax:     510/572-2935              Fax:     510/572-6454
             e-mail:  lisa.garber@lamrc.com     e-mail:  kathleen.bela@lamrc.com


LAM RESEARCH CORPORATION ANNOUNCES SHARE REPURCHASE PROGRAM

FREMONT, Calif.--March 2, 1999--Lam Research Corporation (Nasdaq: LRCX), today announced that its Board of Directors has authorized the repurchase, at management's discretion, of up to 2 million shares of the company's common stock from the public market or in private purchases. The purchases will take place over a period through and including December 31, 2000. As of December 31, 1998, the company had approximately 38 million shares of common stock outstanding. The shares repurchased under this authorization will be used to reduce dilution caused by the issuance of shares reserved under the company's stock option and employee stock purchase plans.

Lam Research Corporation is a leading supplier of wafer fabrication equipment and services to the world's semiconductor industry. Lam's headquarters are located in Fremont, California.

                                     -more-
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LAM RESEARCH CORPORATION ANNOUNCES SHARE REPURCHASE PROGRAM..........PAGE 2 OF 2


The company's common stock trades on the Nasdaq National Securities Market under the symbol "LRCX". Lam's World Wide Web address is http://www.lamrc.com.

This press release contains certain forward-looking statements which are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to the company's intention to repurchase up to a number of shares of its outstanding common stock over a period of time and under certain conditions. Such statements are based on current expectations and are subject to risks, uncertainties, and changes in condition which may effect the number of shares purchased and timing of such purchases, including changes in market conditions and other risks detailed in documents filed with the Securities and Exchange Commission, including specifically the report on Form 10-K for the year ended June 30, 1998, and the Form 10-Q for the quarter ended December 31, 1998. The company undertakes no obligation to update the information in this press release.

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